Exhibit 15

Acknowledgement of Independent Accountants

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-108333) and related Prospectus of Lockheed Martin Corporation for the registration of $1,000,000,000 of Floating Rate Convertible Senior Debentures due 2033 of our report dated April 30, 2004, relating to the unaudited condensed consolidated interim financial statements of Lockheed Martin Corporation that is included in its Form 10-Q for the quarter ended March 31, 2004.

/s/ Ernst & Young LLP

McLean, Virginia

April 30, 2004